Exhibit 99.1

Contact:
Risa Fisher
rfisher@webmd.net
212-624-3817
WebMD Announces First Quarter Financial Results
WebMD Total Revenue Increased 22%; Advertising Revenue Increased 28%
WebMD Adjusted EBITDA Increased 48%
New York, NY (May 5, 2011) — WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for its first quarter ended March 31, 2011.
For the quarter ended March 31, 2011:
•	Revenue increased 22% to $131.6 million, compared to $108.0 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 48% to $37.9 million, compared to $25.7 million in the prior year period.

•	Net income was $19.5 million or $0.32 per share compared to a net loss of $(3.8) million or $(0.07) per share in the prior year period. Net income would have increased approximately 110% to $10.7 million for the current period, compared to $5.1 million a year ago, without the effect of the following non-operating items (expressed on an after-tax basis): a gain on investments of $8.8 million in the current period; and, in the prior year period, a loss on investments of $(6.7) million and a loss of $(2.2) million related to the retirement of WebMD’s convertible notes.
“WebMD continued to extend its lead of the online health information market this quarter,” said Wayne Gattinella, President and CEO, WebMD. “The market opportunity for WebMD is substantial as the restructuring of pharmaceutical companies will drive the need for more effective communications platforms such as we provide. With the preeminent health information brand, the most advanced information and technology platform and the largest, most experienced and focused team of professionals, WebMD is well positioned for continued long term growth.”
Revenue Highlights
Public portal advertising and sponsorship revenue increased 28% to $110.4 million, compared to $86.3 million in the prior year period. Traffic to the WebMD Health Network continued to grow, reaching a record average of 97.7 million unique users per month and total traffic of 2.05 billion page views during the first quarter, increases of 19% and 14%, respectively, from a year ago.

Private portal services revenue decreased 2% to $21.2 million, compared to $21.8 million in the prior year period. The base of large employers and health plans using WebMD’s private Health and Benefits portals during the first quarter was 121.
Balance Sheet Highlights
In January 2011, WebMD completed the private placement of $400 million aggregate principal amount of 2.5% Convertible Notes due 2018. The notes are convertible into shares of WebMD common stock at an initial conversion price of approximately $66.13 per share, which reflected a premium of approximately 27% over the closing price at the time of the issuance. In connection with the offering, WebMD repurchased 1.9 million shares of its common stock for $100 million.
In March 2011, WebMD completed the private placement of $400 million aggregate principal amount of 2.25% Convertible Notes due 2016. The notes are convertible into shares of WebMD common stock at an initial conversion price of approximately $73.69 per share, which reflected a premium of approximately 28% over the closing price at the time of the issuance. In connection with the offering, WebMD repurchased 868 thousand shares of its common stock for approximately $50 million.
As of March 31, 2011, WebMD had $1.065 billion in cash and cash equivalents.
Financial Guidance
WebMD reaffirmed its 2011 guidance for revenue and Adjusted EBITDA today and updated its guidance for net income to reflect actual first quarter results.
For 2011, WebMD expects:
•	Revenue to be approximately $610 million to $640 million, an increase of 14% to 20% over 2010. These amounts represent expected growth of approximately 16% to 23% in public portal advertising and sponsorship revenue over 2010 while private portal services revenue is expected to be essentially flat compared to 2010.

•	Adjusted EBITDA to be approximately $215 million to $230 million, an increase of 24% to 32% over 2010.

•	Income from continuing operations and net income to be approximately $79.8 million to $91.8 million, or $1.28 to $1.45 per diluted share, an increase of 53% to 76% over income from continuing operations in 2010.
For the second quarter of 2011, WebMD expects:
•	Revenue to be in excess of $140 million, an increase of at least 14% over the prior year period. Advertising revenue is expected to increase at least 19%, while private portal revenue is expected to be 5% less than the prior year period.

•	Adjusted EBITDA to be approximately 31% of revenue.

•	Income from continuing operations and net income to be in excess of 8% of revenue.
WebMD is providing a schedule (attached to this press release) with additional detail.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its first quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at

www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. More than 90 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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